EXHIBIT 10.10

November 6, 2003

Mr. Stephen W. Bershad

66 Arroyo Hondo Trail

Santa Fe, NM  87508

Dear Mr. Bershad:

Reference is made to the Employment Agreement, dated October 12, 2000 (the “Employment Agreement”), between Axsys Technologies, Inc. (the “Company”) and you.

The Company desires to extend the Initial Period (as defined in Section 2(a) of the Employment Agreement) until October 12, 2004, subject to the earlier termination of the Initial Period by you in your sole discretion or by the Company, acting through its Board of Directors, in its sole discretion, by 30 days’ prior written notice to the other.

If the foregoing extension of the Initial Period meets with your approval, please indicate your acceptance in the space provided below.

AXSYS TECHNOLOGIES, INC.

	By:	/s/ Anthony J. Fiorelli, Jr.
Chairman of the Compensation
Committee of the Board of Directors

Accepted and Agreed:

/s/ Stephen W. Bershad
Stephen W. Bershad